Borden Ladner Gervais LLP
Bay Adelaide Centre, East Tower
22 Adelaide Street West
Toronto, ON, Canada M5H 4E3
T 416.367.6000
F 416.367.6749
blg.com

May 6, 2019

Energy Fuels Inc.
225 Union Blvd, Suite 600
Lakewood, CO, 80228

Dear Sirs/Mesdames:

Re:	Energy Fuels Inc. – Registration Statement on Form S-3 (the "Registration Statement")

We have acted as Ontario counsel to Energy Fuels Inc. (the “Company”). We refer to the Company’s registration statement on Form S-3 (the "Registration Statement") declared effective by the Securities and Exchange Commission (the "SEC") on December 26, 2018 under the Securities Act of 1933, as amended (the "Securities Act"), and to the Prospectus included therein (the "Prospectus").

We are furnishing this opinion at your request in connection with the Company’s prospectus supplement dated the date hereof to the Prospectus (the "Prospectus Supplement"), relating to the offering, from time to time, of up to 4,167,480 shares (each a “Warrant Share”) on exercise of common share purchase warrants (“Warrants”) issued by the Company on September 20, 2016 pursuant to a warrant indenture dated such date between the Company and AST Trust Company (Canada) (formerly known as CST Trust Company) and American Stock Transfer & Trust Company, LLC as warrant agents (the “Indenture”). Each Warrant entitles the holder to purchase one Warrant Share at a price of US$1.80 per Warrant Share at any time until 5:00 p.m. (Toronto Time) on September 20, 2021.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares, when issued in accordance with the provisions of the Warrant Indenture, including the receipt by the Company of the consideration therefor will be duly authorized, validly issued, fully paid and non-assessable securities of the Company.

The foregoing opinions are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Company in connection with the Registration Statement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and Prospectus Supplement which forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Borden Ladner Gervais LLP